Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared to reflect adjustments to the financial condition and results of operations of AMAG Pharmaceuticals, Inc. (the “Company” or “AMAG”) to give effect to the following items: (i) the estimated effects of our acquisition of Lumara Health Inc. (“Lumara”) (the “Merger”) and (ii) the incurrence of an aggregate of $340.0 million of indebtedness under a new Term Loan facility.

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of AMAG and Lumara described below. Both AMAG’s and Lumara’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our fiscal year is different than Lumara’s historical fiscal year. Our fiscal year ends on December 31, while Lumara’s historical fiscal year ends on March 31. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 combines our historical consolidated statement of operations for the year ended December 31, 2013 with Lumara’s historical consolidated statements of operations for the periods from September 16, 2013 to March 31, 2014 (Successor Company) and April 1, 2013 to September 15, 2013 (Predecessor Company). The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2014 combines the historical consolidated statement of operations of AMAG for the nine months ended September 30, 2014 with the historical consolidated statement of operations of Lumara for the nine months ended September 30, 2014 (Successor Company). The unaudited pro forma condensed combined balance sheet combines our historical consolidated balance sheet as of September 30, 2014 with Lumara’s historical consolidated balance sheet as of September 30, 2014 (Successor Company). The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 is based on and derived from, and should be read in conjunction with, the historical audited financial statements of AMAG (which are available in AMAG’s Annual Report on Form 10-K for the year ended December 31, 2013) and historical audited financial statements of Lumara (included elsewhere in this Current Report on Form 8-K/A). AMAG’s balance sheet as of September 30, 2014 and its statement of operations for the nine months ended September 30, 2014 are based on and derived from, and should be read in conjunction with, the historical unaudited financial statements of AMAG (which are available in AMAG’s Quarterly Report in Form 10-Q for the quarter ended September 30, 2014). Lumara’s balance sheet as of September 30, 2014 and statement of operations for the nine months ended September 30, 2014 are based on, and derived from, the historical unaudited financial statements of Lumara (included elsewhere in this Current Report on Form 8-K/A).  Lumara’s statement of operations for the nine months ended September 30, 2014 includes the period from January 1, 2014 to March 31, 2014, which is also included in Lumara’s statement of operations for the fiscal year ended March 31, 2014.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 and the nine months ended September 30, 2014 assume that the Merger occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet as of September 30, 2014 assumes that the Merger occurred on September 30, 2014. The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations that would have been realized had the Merger occurred as of the dates indicated, nor is it meant to be indicative of any anticipated consolidated financial position or future results of operations that the combined company will experience. In addition, the accompanying unaudited pro forma condensed combined statements of operations do not include any expected cost savings or restructuring actions which may be achievable or which may occur subsequent to the Merger or the impact of any non-recurring activity and one-time transaction related costs. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Merger and financings related thereto, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the combined results.

The Merger has been accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standard Codification No. 805, “Business Combinations,” (“ASC 805”) and applying the pro forma assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. Under ASC 805, the Company values assets acquired and liabilities assumed in a business combination at their fair values as of the acquisition date. Fair value measurements can be highly subjective and the reasonable application of measurement principles may result in a range of alternative estimates using the same facts and circumstances. The process for estimating the fair values of in-process research and development (“IPR&D”) and other identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs, timing and probability of success to complete in-process projects and projecting regulatory approvals. Under ASC 805, transaction costs are not included as a component of consideration transferred, and are expensed as incurred. The excess of the purchase price (consideration transferred) over the estimated fair value of identifiable assets and liabilities as of the effective date of the acquisition are allocated to goodwill in accordance with ASC 805. The final valuation is expected to be completed as soon as practicable but no later than one year after the consummation of the Merger. The purchase price allocation is subject to completion of the Company’s final analysis of the fair value of the assets and liabilities of Lumara as of the effective date of the Merger. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation. These adjustments could be material. The establishment of the fair value of the consideration for the acquisition and the allocation to identifiable tangible and intangible assets and liabilities requires the extensive use of accounting estimates and management judgment. The Company believes the fair values assigned to the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions using currently available data.

AMAG PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2014

(In thousands)

			Pro Forma
	Historical	Historical	Acquisition		Pro Forma
	AMAG	Lumara	Adjustments	Notes	Combined
ASSETS
Current assets:
Cash and cash equivalents	$196,154	$74,916	$(176,765)	(a)	$94,305
Investments	190,088	—	(170,352)	(b)	19,736
Accounts receivable, net	10,873	30,737	—		41,610
Inventories	19,580	4,134	26,166	(c)	49,880
Receivable from collaboration	932	—	—		932
Prepaid and other current assets	9,357	3,984	(1,096)	(d)	12,245
Deferred income taxes	––	––	13,890	(l)	13,890
Restricted cash	—	1,997	(1,997)	(d)	—
Current assets held for sale	—	86,362	(86,362)	(e)	—
Total current assets	426,984	202,130	(396,516)		232,598
Property and equipment, net	1,582	432	—		2,014
Intangible assets, net	16,597	198,298	677,902	(f)	892,797
Goodwill	—	—	194,450	(g)	194,450
Restricted cash	400	—	—		400
Other long-term assets	5,829	2,850	10,200	(h)	18,879
Total assets	$451,392	$403,710	$486,036		$1,341,138
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,899	$3,218	$—		5,117
Accrued expenses	27,521	42,469	(1,078)	(i)	68,112
			(800)	(i)
Current portion of long-term debt	—	7,500	(7,500)	(i)	25,500
			25,500	(j)
Deferred revenues	9,419	—	—		9,419
Current liabilities related to assets held for sale	—	4,085	(4,085)	(e)	—
Total current liabilities	38,839	57,272	12,037		108,148
Long-term liabilities:
Convertible 2.5% senior notes, net	165,778	—	—		165,778
Term Loan Facility	—	—	310,600	(j)	310,600
Long-term debt, net of current portion	—	16,672	(16,672)	(i)	—
Deferred revenues	36,682	—	—		36,682
Acquisition-related contingent consideration	11,188	—	205,000	(k)	216,188
Other long-term liabilities	1,924	8,882	44,426	(l)	55,232
Total liabilities	254,411	82,826	555,391		892,628
Commitments and contingencies
Stockholders’ equity:
Common stock	220	156	(124)	(m)	252
Additional paid-in capital	673,767	371,843	(259,911)	(m)	785,699
Accumulated other comprehensive loss	(3,555)	—	—		(3,555)
Treasury stock	—	(10)	10	(m)	—
Accumulated deficit	(473,451)	(51,105)	190,670	(m)	(333,886)
Total stockholders’ equity	196,981	320,884	(69,355)		448,510
Total liabilities and stockholders’ equity	$451,392	$403,710	$486,036		$1,341,138

AMAG PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

(In thousands, except per share amounts)

			Pro Forma Adjustments
			Women’s
	Historical	Historical	Health	Acquisition		Pro Forma
	AMAG	Lumara	Division (a)	Adjustments	Notes	Combined
Revenues:
U.S. product sales, net	$62,147	$129,880	$(12,052)	$—		$179,975
License fee and other collaboration revenues	7,424	—	—	—		7,424
Other product sales and royalties	1,560	—	—	—		1,560
Total revenues	71,131	129,880	(12,052)	—		188,959
Costs and expenses:
Cost of product sales	8,548	70,550	(14,422)	3,433	(b)	70,743
				2,634	(c)
Research and development expenses	16,396	10,043	(413)	—		26,026
Selling, general and administrative expenses	46,650	51,685	(2,794)	(1,082)	(d)	94,459
Impairment of long-lived assets	—	26,222	(26,222)	—		—
Total costs and expenses	71,594	158,500	(43,851)	4,985		191,228
Operating income (loss)	(463)	(28,620)	31,799	(4,985)		(2,269)
Other income (expense):
Interest expense	(7,656)	(7,268)	—	(11,444)	(e)	(26,368)
Interest and dividend income, net	809	—	—	—		809
Gains (losses) on sale of assets	102	(97)	122	—		127
Gains on investments, net	17	—	—	—		17
Other, net	—	4,676	—	—		4,676
Total other income (expense)	(6,728)	(2,689)	122	(11,444)		(20,739)
Income (loss) before reorganization items and income taxes	(7,191)	(31,309)	31,921	(16,429)		(23,008)
Reorganization items, net:
Professional fees	—	(813)	—	—		(813)
Income (loss) before income taxes	(7,191)	(32,122)	31,921	(16,429)		(23,821)
Income tax (provision) benefit	—	(774)	—	774	(f)	—
Net loss from continuing operations	$(7,191)	$(32,896)	$31,921	$(15,655)		$(23,821)

Net loss from continuing operations per share:
Basic and diluted	$(0.33)					$(0.95)

Weighted average shares outstanding used to compute net loss from continuing operations per share:
Basic and diluted	21,912			3,210	(g)	25,122

AMAG PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

(In thousands, except per share amounts)

		Historical Lumara		Pro Forma Adjustments
		April 1, 2013 to	September 16, 2013	Women’s
	Historical	September 15, 2013	to March 31, 2014	Health	Acquisition		Pro Forma
	AMAG	(Predecessor)	(Successor)	Division (a)	Adjustments	Notes	Combined
Revenues:
U.S. product sales, net	$71,362	$53,802	$72,729	$(15,921)	$—		$181,972
License fee and other collaboration revenues	8,385	—	—	—	—		8,385
Other product sales and royalties	1,109	—	—	—	—		1,109
Total revenues	80,856	53,802	72,729	(15,921)	—		191,466
Costs and expenses:
Cost of product sales	11,960	10,341	53,124	(14,079)	10,469	(b)	82,550
					10,735	(c)
Research and development expenses	20,564	4,072	6,018	(1,196)	—		29,458
Selling, general and administrative expenses	59,949	21,822	37,716	(3,128)	—		116,359
Impairment of property and equipment	—	677	—	—	—		677
Total costs and expenses	92,473	36,912	96,858	(18,403)	21,204		229,044
Operating income (loss)	(11,617)	16,890	(24,129)	2,482	(21,204)		(37,578)
Other income (expense):
Interest expense	—	(5,544)	(7,882)	—	(13,877)	(e)	(27,303)
Interest and dividend income, net	1,051	—	—	—	—		1,051
Gains on sale of assets	924	—	—	—	—		924
Gains on investments, net	40	—	—	—	—		40
Other, net	—	(537)	1,170	—	—		633
Total other income (expense)	2,015	(6,081)	(6,712)	—	(13,877)		(24,655)
Income (loss) from operations before reorganization items and income taxes	(9,602)	10,809	(30,841)	2,482	(35,081)		(62,233)
Reorganization items, net:
Gain on settlement of compromised liabilities	—	135,357	—	—	—		135,357
Fresh start accounting adjustment, net	—	297,275	—	—	—		297,275
Professional fees	—	(39,108)	(1,402)	—	—		(40,510)
Income (loss) before income taxes	(9,602)	404,333	(32,243)	2,482	(35,081)		329,889
Income tax (provision) benefit	—	80,951	—	—	(80,951)	(f)	—
Net income (loss)	$(9,602)	$485,284	$(32,243)	$2,482	$(116,032)		$329,889

Net income (loss) per share:
Basic	$(0.44)						$13.24
Diluted	$(0.44)						$13.05

Weighted average shares outstanding used to compute net income (loss) per share:
Basic	21,703				3,210	(g)	24,913
Diluted	21,703				3,569	(g)	25,272

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.  Description of Transactions

On September 28, 2014, AMAG (the “Company” or “we”) signed an agreement and plan of merger (the “Merger Agreement”) to acquire Lumara Health Inc. (“Lumara”), excluding all assets and liabilities related to the Women’s Health Division (“Women’s Health”), for a purchase price consisting of $600.0 million in cash (subject to certain working capital and other adjustments) plus 3,209,971 unregistered shares of our common stock, having a value of approximately $112.0 million as of the closing of the acquisition (the “Merger”). Pursuant to the terms of the Merger Agreement, we will pay additional Merger consideration, up to a maximum of $350.0 million, based on the achievement of certain net sales milestones of Makena from the effective date of the Merger through December 31, 2019, as follows:

•                  A one-time payment of $100.0 million will be payable upon achievement of $300.0 million in aggregate net sales in any consecutive 12-month period commencing in the month following the effective date (“the First Milestone”); plus

•                  A one-time payment of $100.0 million will be payable upon achievement of $400.0 million in aggregate net sales in any consecutive 12-month period commencing in the month following the last month in the First Milestone period (the “Second Milestone”); if the Third Milestone payment (described below) has been or is required to be made prior to achieving the Second Milestone, the Second Milestone payment shall be reduced from $100.0 million to $50.0 million; plus

•                  A one-time payment of $50.0 million will be payable if aggregate net sales equal or exceed $700.0 million in any consecutive 24 calendar month period (which may include the First Milestone period) (the “Third Milestone”); however, no Third Milestone payment will be made if the Second Milestone payment has been or is required to be made in the full amount of $100.0 million; plus

•                  A one-time payment of $100.0 million will be payable upon achievement of $500.0 million in aggregate net sales in any consecutive 12-month period commencing in the month following the last month in the Second Milestone period (the “Fourth Milestone”); plus

•                  A one-time payment of $50.0 million will be payable upon achievement of $200.0 million in aggregate net sales in each of the five (5) consecutive calendar years from and including the 2015 calendar year to the 2019 calendar year (the “Fifth Milestone”).

The following table summarizes the components of the estimated total purchase price included in the pro forma condensed combined financial statements as if the Merger had been completed on September 30, 2014 (in thousands):

Cash consideration, net of cash acquired	$588,162
Fair value of the 3,209,971 shares of AMAG common stock (1)	111,964
Estimated fair value of the contingent milestone payments (2)	205,000
Estimated working capital and other adjustments	821
Estimated total purchase price	$905,947

(1)         The fair value was determined based on the closing price of AMAG’s common stock on the NASDAQ Global Select Market (NASDAQ) of $34.88 per share on November 11, 2014, the closing price immediately prior to the closing of the transaction.

(2)         The fair value of the contingent milestone payments was determined based on management’s probability-adjusted estimates of the timing and dollar value of Makena’s net sales projected to be realized from the closing date through December 31, 2019. The fair value of the contingent consideration is preliminary and subject to management’s final determination. The contingent consideration and the associated liability will be adjusted to fair value at each reporting date until actual settlement occurs, with the changes in fair value reflected in earnings.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under the provisions of ASC 805 and was based on the historical financial information of AMAG and Lumara. Under the acquisition method of accounting, the total estimated purchase price of an acquisition is allocated to the net tangible and intangible assets to be acquired based on their estimated fair values as of the date the Merger is consummated. Such fair values are based on available information and certain assumptions that we believe are reasonable. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets to be acquired and liabilities to be assumed based on various preliminary estimates. The final determination of these estimated fair values, the assets’ useful lives and the amortization methods are subject to completion of an ongoing assessment and will be available as soon as practicable but no later than one year after the consummation of the Merger. Fair value measurements can be highly subjective and the reasonable application of measurement principles may result in a range of alternative estimates using the same facts and circumstances. The results of the final allocation could be materially different from the preliminary allocation set forth in these unaudited pro forma condensed combined financial statements, including but not limited to, the allocations related to identifiable intangible assets, goodwill, property and equipment, inventory, deferred taxes, cost of product sales, amortization, interest expense and income taxes.

As a requirement of the Merger Agreement, certain assets and liabilities will not transfer to the combined company, including Lumara’s Women’s Health Division, which was sold to Elan plc on October 30, 2014 prior to the closing of the Merger. Accordingly, pro forma adjustments have been reflected in the pro forma condensed combined balance sheet to exclude these assets and liabilities from the purchase price allocation of the acquired business (in thousands):

Cash and cash equivalents	$63,078
Cash surrender value of life insurance policies	1,096
Restricted cash	1,997
Current assets held for sale - Women’s Health Division	86,362
Current liabilities related to assets held for sale - Women’s Health Division	(4,085)
Accrued stock compensation liabilities	(1,078)
Accrued transaction expenses	(800)
Current portion of long-term debt	(7,500)
Long-term debt, net of current portion	(16,672)
Net assets not acquired	$122,398

The following summarizes the preliminary purchase price allocation, as if the Merger had been completed on September 30, 2014 (in thousands):

Receivables	$30,737
Inventories	30,300
Prepaid and other current assets	2,888
Property & equipment	432
Intangible assets	876,200
Goodwill	194,450
Other long-term assets	2,850
Accounts payable	(3,218)
Accrued expenses	(40,591)
Other long-term liabilities	(8,882)
Non-current deferred tax liabilities	(179,219)
Total purchase price	$905,947

2. Accounting Policies

During the preparation of these unaudited pro forma condensed combined financial statements, AMAG was not aware of any material differences between accounting policies of the two companies, except for certain reclassifications necessary to conform to AMAG’s financial presentation as discussed below. Accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between the two companies.

Following the acquisition, AMAG will finalize the review of Lumara’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Lumara’s results of operations or assets or liabilities to conform to AMAG’s accounting policies and classifications. As a result of this review, AMAG may identify differences between the accounting policies of the two companies that, when conformed, could be materially different from the amounts set forth in these unaudited pro forma condensed combined financial statements.

3. Historical Lumara — Reclassifications

Financial information presented in the “Historical Lumara” column in the unaudited pro forma condensed combined statements of operations has been reclassified to conform to the historical presentation in AMAG’s consolidated financial statements, as follows (in thousands):

Nine Months Ended September 30, 2014

	Historical Lumara
	Before		After
	Reclassification	Reclassification	Reclassification
Cost of product sales	$14,811	$55,739	$70,550
Selling, general and administrative	107,424	(55,739)	51,685

Loss on sale of property and equipment	(97)	97	—
Interest and other income,net	4,676	(4,676)	—
Gains (losses) on sales of assets, net	—	(97)	(97)
Other, net	—	4,676	4,676

Period from April 1, 2013 to September 15, 2013 (Predecessor)

	Historical Lumara
	Before		After
	Reclassification	Reclassification	Reclassification
Cost of product sales	$1,132	$9,209	$10,341
Selling, general and administrative	31,031	(9,209)	21,822

Interest and other income, net	(537)	537	—
Other, net	—	(537)	(537)

Period from September 16, 2013 to March 31, 2014 (Successor)

	Historical Lumara
	Before		After
	Reclassification	Reclassification	Reclassification
Cost of product sales	$12,952	$40,172	$53,124
Selling, general and administrative	77,888	(40,172)	37,716

Interest and other income, net	1,170	(1,170)	—
Other, net	—	1,170	1,170

Amortization of intangible assets relating to product rights is classified as selling, general and administrative expense in Lumara’s historical financial statements, while AMAG classifies such amortization expense as cost of product sales.  Accordingly, AMAG has reclassified Lumara’s amortization of intangible assets relating to product rights to cost of product sales to conform to the historical presentation in AMAG’s consolidated financial statements.

4. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

(a)         Represents an adjustment to reflect the use of existing cash and estimated net proceeds from the Term Loan Facility to pay the purchase price for Lumara and related transaction fees and expenses not paid as of September 30, 2014, as follows (in thousands):

Increase
(Decrease)
Net proceeds from the Term Loan Facility	$336,100
Sales of marketable securities	170,352
Cash paid for Lumara	(600,000)
Payment of working capital and other adjustments	(821)
Lumara cash and cash equivalents retained by former shareholders	(63,078)
Estimated financing fees and expenses	(10,200)
Estimated transaction fees and expenses not paid as of September 30, 2014	(9,118)
$(176,765)

Of Lumara’s total cash and cash equivalents of $74.9 million at September 30, 2014, approximately $11.8 million is estimated to be acquired by AMAG per the terms of the Merger Agreement.

(b)         Represents the sale of marketable securities to fund a portion of the purchase price.

(c)          Represents the estimated fair value adjustment to step up inventory to fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair value of Lumara’s raw materials and finished goods inventories. AMAG will reflect the fair value of Lumara’s inventories in its statement of operations as the acquired inventory is sold. The entire finished goods inventory is estimated to turnover within the first 12 months after acquisition. Conversion of the raw materials into finished goods and sale of those finished goods is estimated to occur over several years. Accordingly, recognition of the $26.2 million fair value adjustment to cost of product sales in the statement of operations is estimated as follows: $1.2 million in the fourth quarter of 2014, $10.8 million in fiscal 2015, $3.5 million in fiscal 2016, $4.0 million in fiscal 2017, $3.5 million in fiscal 2018, $2.7 million in fiscal 2019 and $0.5 million in fiscal 2020. As there is a continuing impact of the step-up in the inventory on AMAG’s results, the increased value is included in the unaudited pro forma condensed combined statements of operations.

(d)         Represents the adjustments to eliminate the cash surrender value of life insurance policies on Lumara’s former management (included in prepaid and other current assets) and restricted cash which were not acquired by AMAG.

(e)          Reflects elimination of the assets and liabilities of the Women’s Health Division which were not acquired in the Merger.

(f)           Represents the adjustments to record identified intangible assets at fair value. The in-process research and development (“IPR&D”) amount will be capitalized and accounted for as an indefinite-lived intangible asset and will be subject to impairment testing until completion or abandonment of the project. Upon successful completion of the project and launch of the product, AMAG will make a determination of the useful life of the IPR&D intangible, and amortization will be recorded as an expense. As the IPR&D intangible is not currently marketed, no amortization of this item is reflected in the unaudited pro forma condensed combined statements of operations. The base technology intangible asset will be amortized as described in note (b) under “Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments.”

The fair value estimate for identifiable intangible assets in the accompanying unaudited pro forma condensed combined financial statements is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identified intangibles may differ from this preliminary determination. The fair value of identifiable intangible assets was primarily determined using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions used in the income approach from the perspective of a market participant include the estimated net cash flows for each year for each project or product (including net revenues, cost of product sales, research and development costs, selling and marketing costs and working capital/asset contributory asset charges), the discount rate that measures the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D project includes legal risk and regulatory risk. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or that the timely completion of the project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

A summary of the intangible assets recorded in connection with AMAG’s acquisition of Lumara is as follows (in thousands):

Makena - product rights on base technology	$797,100
Makena - IPR&D	79,100
876,200
Eliminate Lumara’s existing intangible assets	(198,298)
$677,902

(g)          Represents an adjustment to goodwill to reflect the balance that would have been recorded if the acquisition occurred on September 30, 2014. We have preliminarily allocated the purchase price to the net tangible and intangible assets based upon their estimated fair values at the Merger date. The excess of the purchase price over the estimated fair values of the net tangible and intangible assets acquired has been recorded as goodwill at September 30, 2014.

(h)         Represents an adjustment to record the new deferred financing costs of $10.2 million incurred in connection with the Term Loan Facility. The deferred financing costs consist principally of underwriting and legal fees and expenses which will be amortized and recorded as interest expense based on the interest method over the life of the loan.

(i)             Represents the adjustments to eliminate Lumara’s liabilities not assumed by AMAG, consisting of the stock compensation and transaction expense accruals and Lumara’s existing outstanding long-term debt. The $16.7 million of Lumara’s long-term debt at September 30, 2014 is stated net of approximately $0.8 million of unamortized original issue discount (“OID”) costs.

(j)            Reflects the borrowing of $340.0 million under the Term Loan Facility, $25.5 million of which is payable within 12 months of the balance sheet date. Scheduled principal repayments during the next five fiscal years are as follows: $34.0 million in fiscal 2015 and $51.0 million in each of fiscal 2016, fiscal 2017, fiscal 2018 and fiscal 2019. The long-term debt at September 30, 2014 is stated net of $3.9 million of OID costs which will be amortized and recorded as interest expense based on the interest method over the life of the loan.

(k)         Reflects recognition of the estimated fair value of the contingent consideration payable upon achievement of future Makena net sales milestones. The fair value of the future payments was determined based on management’s probability-adjusted estimates of the timing and dollar value of Makena’s net sales projected to be realized from the closing through December 31, 2019. The fair value of the contingent consideration is preliminary and subject to management’s final determination.

(l)             The merger between the companies is expected to result in carryover basis for all tax attributes. Both AMAG and Lumara have deferred tax assets for which full valuation allowances were provided in the historical financial statements; however, AMAG has considered certain of the deferred tax liabilities recorded in acquisition accounting as sources of income to support realization of Lumara’s deferred tax assets at September 30, 2014. Based on the preliminary fair value adjustments for inventories and identifiable intangible assets acquired, the Company recorded a net deferred tax liability of $179.2 million in the pro forma balance sheet as of September 30, 2014 using a combined federal and state statutory income tax rate of 38.6%. The net deferred tax liability represents the $271.6 million of deferred tax liabilities recorded in acquisition accounting (related to the fair value adjustments to Lumara’s inventories and identifiable intangible assets based on the preliminary valuation) offset by $92.4 million of deferred tax assets acquired from Lumara which management has determined, on a preliminary basis, are ‘more likely than not’ to be realized.

AMAG has also considered certain of the deferred tax liabilities recorded in acquisition accounting to be a source of income to support the realization of certain legacy U.S. deferred tax assets of AMAG. As a result of the acquisition, AMAG estimates that it could record an income tax benefit of approximately $148.7 million in the statement of operations for the release of a portion of the legacy AMAG domestic valuation allowance as of September 30, 2014 during the post-acquisition period. As this adjustment was considered non-recurring, it has not been presented as an adjustment in either the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2014 or for the year ended December 31, 2013. However, this benefit is reflected as an adjustment to decrease the pro forma accumulated deficit presented in the unaudited condensed combined pro forma balance sheet at September 30, 2014. AMAG continues to maintain a valuation allowance against its remaining legacy U.S. deferred tax assets and the remaining U.S. deferred tax assets acquired from Lumara. If a change in projected Section 382 limitations or other information becomes available during acquisition accounting, the impact of any adjustment to the realizability of AMAG’s or Lumara’s deferred tax assets would result in an adjustment to the valuation allowance maintained against the deferred tax assets with an offset to net income or goodwill, respectively.

The unaudited pro forma condensed combined balance sheet includes pro forma adjustments to record a current deferred tax asset of $13.9 million and a long-term deferred tax liability of $44.4 million. The pro forma adjustments represent the net deferred tax liability of $179.2 million recorded on the preliminary fair value adjustments for Lumara’s inventories and identifiable intangible assets, less the $148.7 million release of the valuation allowance on AMAG’s legacy deferred tax assets.

These estimates are preliminary and subject to change based on, among other things, management’s final determination of the fair values of the tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction, the deductibility of transaction costs, and management’s assessment of the combined company’s ability to utilize the future benefits from acquired and legacy deferred tax assets.

(m)     Represents an adjustment to (i) reflect the issuance of 3,209,971 shares of AMAG common stock based on the closing price of $34.88 per share on NASDAQ on November 11, 2014; (ii) reflect release of the legacy AMAG valuation allowance as of September 30, 2014; (iii) reflect recognition of the estimated transaction costs incurred by AMAG related to the Merger, less the $0.3 million of costs paid as of September 30, 2014; and (iv) eliminate Lumara’s remaining historical stockholders’ equity, as follows (in thousands, except per share amounts):

		Additional			Total
	Common	Paid-In	Treasury	Accumulated	Stockholders’
	Stock	Capital	Stock	Deficit	Equity
Issuance of AMAG common stock, par value $0.01 per share	$32	$111,932	$—	$—	$111,964
Reflect release of legacy AMAG valuation allowance as of September 30, 2014	—	—	—	148,683	148,683
Record estimated transaction costs not paid as of September 30, 2014	—	—	—	(9,118)	(9,118)
Elimination of Lumara’s historical equity	(156)	(371,843)	10	51,105	(320,884)
	$(124)	$(259,911)	$10	$190,670	$(69,355)

Based on a preliminary review of the total $9.4 million of estimated transaction costs, the Company estimates that approximately $4.6 million will be deductible for tax purposes. However, a full valuation allowance has been recorded against such future tax benefits as the Company does not believe it is ‘more-likely-than-not’ that the deductions will be realized. In addition, the evaluation of the deductibility of the transaction costs, and the ability to utilize such benefits, is preliminary and subject to change.

5. Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

(a)         Represents elimination of the operating results of the Women’s Health Division which was not acquired in the Merger.

(b)         Represents the incremental amortization expense relating to the fair value purchase accounting adjustments for the Merger, as follows (dollars in thousands):

	Estimated		Nine Months
	Useful		Ended	Year Ended
	Life	Estimated	September 30,	December 31,
	(years)	Fair Vale	2014	2013
Makena IPR&D	N/A	$79,100	$—	$—
Makena - product rights on base technology	20	$797,100	48,047	50,515
Total pro forma expense			48,047	50,515
Less: Makena historical amortization expense			(44,614)	(40,046)
Net pro forma adjustment			$3,433	$10,469

Amortization of the product rights on Makena’s base technology intangible asset will be recognized using an economic consumption model over 20 years which represents our best estimate at the time of signing of the period over which we expect 90% or more of the related cash flows to be realized. Amortization expense during the next five years is estimated as follows: $50.5 million in fiscal 2015, $64.1 million in fiscal 2016, $75.3 million in fiscal 2017, $82.6 million in fiscal 2018 and $53.6 million in fiscal 2019. Amortization expense for the year ended December 31, 2013 represents the amortization expense estimated to be recorded in the first 12 months following the Merger date. Amortization expense for the nine months ended September 30, 2014 represents amortization expense estimated to be recorded in the first nine months of the second year following the Merger date.

(c)          For the year ended December 31, 2013, represents the portion of the fair value inventory adjustment associated with inventories estimated to be sold within the first 12 months following the Merger date. For the nine months ended September 30, 2014, represents the portion of the fair value inventory adjustment associated with inventories estimated to be sold within the first nine months of the second year following the Merger date.

(d)         Represents elimination of $0.3 million of non-recurring transaction fees and expenses recorded as expense by AMAG in the statement of operations for the nine months ended September 30, 2014. In addition, the $0.8 million of transaction costs accrued by Lumara as of September 30, 2014 were not assumed by AMAG in the Merger, and accordingly, have been eliminated in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014.

(e)          Represents the incremental interest expense related to the Company’s debt structure after the Merger, comprised of the borrowings under the Term Loan Facility, as follows (in thousands):

	Nine Months
	Ended	Year Ended
	September 30,	December 31,
	2014	2013
Interest on outstanding borrowings under the Term Loan
Facility at an interest rate of 7.25% per annum	$16,356	$24,034
Amortization of original issue discount and deferred financing costs	2,351	3,267
Total pro forma interest expense at an effective interest rate rate of 8.9% per annum	18,707	27,301
Less: historical interest expense on debt not assumed	(7,263)	(13,424)
Net pro forma adjustment	$11,444	$13,877

Interest on outstanding borrowings under the Term Loan Facility may be based on the U.S. prime rate or the London Interbank Offered Rate (LIBOR) depending upon the type of loan requested by AMAG at the time of borrowing. The 7.25% per annum rate used in the above calculation represents the current interest rate AMAG is paying on the $340.0 million of outstanding borrowings. A 1/8th percent change in the interest rate would increase or decrease the pro forma cash interest expense on the $340.0 million of outstanding borrowings by approximately $0.4 million per year.

(f)           The statements of operations exclude the impact of the tax benefits of the valuation releases. In addition, a pro forma adjustment to taxes was made to eliminate any tax (provision) benefit on the pro forma combined pre-tax income (loss) on an assumption that a full valuation allowance would be maintained, with the exception of the release of the valuation allowance specific to the Lumara acquisition, as described in Note 4(l).

(g)          Reflects the pro forma total number of shares outstanding giving effect to the 3,209,971 shares of AMAG common stock issued as consideration for the Merger.  The pro forma weighted average number of common shares outstanding for the fiscal year ended December 31, 2013 and the nine months ended September 30, 2014 have been calculated as if the common stock had been issued as of January 1, 2013. Approximately 11.2 million shares of potential common stock were excluded from the computation of diluted net loss from continuing operations per share for the nine months ended September 30, 2014 as their effect would be anti-dilutive. The following table sets forth the computation of pro forma basic and diluted shares for the following periods (in thousands):

	Nine Months
	Ended	Year Ended
	September 30,	December 31,
	2014	2013
Basic weighted average shares outstanding - historical	21,912	21,703
Add: Common shares issued in the Merger	3,210	3,210
Basic weighted average shares oustanding - pro forma	25,122	24,913

Diluted weighted average shares outstanding - historical	21,912	21,703
Add: Common shares issued in the Merger	3,210	3,210
Dilutive effect of outstanding stock options and restricted stock units	—	359
Diluted weighted average shares outstanding - pro forma	25,122	25,272

6. Items Not Included

The unaudited pro forma condensed combined statements of operations do not include any expected cost savings or restructuring actions which may be achievable or which may occur subsequent to the Merger or the impact of any non-recurring activity and one-time transaction related costs, including Merger costs that were paid subsequent to September 30, 2014.

In addition, the unaudited pro forma condensed combined statements of operations do not give effect to the elimination of nonrecurring reorganization gains, losses and expenses incurred in connection with Lumara’s exit from bankruptcy in September 2013 as such amounts are not directly attributable to the Merger.